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Exhibit No. 4.1

SOUTHERN UNION COMPANY

[FORM OF]

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
7.55% Noncumulative Preferred Stock, Series A
(Without Par Value)

        In accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned, the Executive Vice President and Chief Financial Officer and the Executive Vice President—Administration, General Counsel and Secretary, of Southern Union Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certify, on behalf of the Corporation, that:

        FIRST:    The Restated Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation") fixes the total number of shares of all classes of stock which the Corporation shall have authority to issue at 206,000,000, of which 6,000,000 shares shall be preferred stock, without par value, and of which 200,000,000 shares shall be common stock, with a par value of $1.00 per share.

        SECOND:    The Certificate of Incorporation expressly grants the Board of Directors of the Corporation (the "Board") authority to provide for the issuance of preferred stock in one or more series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as the Board shall designate.

        THIRD:    Pursuant to authority conferred upon the Board by the Certificate of Incorporation and by Sections 141(c) and 151 of the DGCL, the Board, on September 25, 2003, by unanimous written consent, (i) duly authorized and approved the issuance and sale by the Corporation of new shares of preferred stock of the Corporation and depositary shares representing such shares of preferred stock, and (ii) authorized and directed a committee, consisting of the Chief Executive Officer and President of the Corporation (the "Offering Committee"), to act on behalf of the Board to finalize the terms and conditions of the 7.55% Noncumulative Preferred Stock, Series A (the "7.55% Preferred Stock") and the depositary shares, including, without limitation, the Certificate of Designations, Preferences and Rights to be filed with the Secretary of State of Delaware and the pricing of the offering of such securities.

        FOURTH:    Pursuant to authority conferred by the Board and by Section 141(c) of the DGCL, the Offering Committee, on October 1, 2003, duly adopted the following resolutions providing for the terms and conditions of the 7.55% Preferred Stock, which resolutions are still in effect and are not in conflict with any provision of the Certificate of Incorporation or of the Bylaws of the Corporation:

          "RESOLVED, that the Offering Committee, pursuant to the authority vested in it by the Board of Directors (the "Board") of Southern Union Company (the "Corporation") and by Section 141(c) of the General Corporation Law of the State of Delaware, hereby authorizes the designations and issuance of up to 920,000 shares of a series of preferred stock, without par value, of the Corporation (including the form of stock certificate representing such shares, substantially in the form previously presented to the Offering Committee), with such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as follows:

        A. 7.55% Preferred Stock:

    1. Number of Shares and Designation. 920,000 shares of preferred stock, without par value, of the Corporation are hereby constituted as a series of preferred stock and designated as 7.55% Noncumulative Preferred Stock, Series A (hereinafter called the "7.55% Preferred Stock").

    2. Ranking. The 7.55% Preferred Stock will rank, with respect to the payment of dividends and distribution of the Corporation's assets upon liquidation, dissolution or winding up, senior to the Corporation's common stock and any other series of stock authorized to be issued by the Corporation which ranks junior to the 7.55% Preferred Stock as to the payment of dividends and distributions of the Corporation's assets upon liquidation, dissolution or winding up.

    3. Dividends. Dividends on the stated value per share of the 7.55% Preferred Stock are noncumulative, accrue from the date of issuance, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2004 to holders of record on the last business day of the preceding month, when, as and if declared by the Board, out of assets of the Corporation legally available therefor. The dividend rate on the 7.55% Preferred Stock is 7.55% per annum. Quarterly dividend periods will commence on the first days of January, April, July and October, except that the initial dividend period (October 8, 2003 through December 31, 2003) will commence on the date of original issue.

            If any date on which dividends would otherwise be payable is a national or New York State holiday, or if banking institutions in New York State are closed because of a banking moratorium or otherwise on such date, then the dividend payment date will be the next day on which banks in New York State are open.

            The amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period. The stated value per share of 7.55% Preferred Stock is $250.

            When dividends are not declared and paid in full upon the 7.55% Preferred Stock and any other series of preferred stock ranking on a parity as to payment of dividends with the 7.55% Preferred Stock, all dividends declared upon shares of the 7.55% Preferred Stock and any other series of preferred stock ranking on a parity as to payment of dividends shall be declared pro rata so that the amount of dividends declared per share on the 7.55% Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the 7.55% Preferred Stock (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends for the three immediately preceding dividend periods and the then-current dividend period (or in the event there have been fewer than three full dividend periods, then for each dividend period since the date of original issuance of the 7.55% Preferred Stock) on the 7.55% Preferred Stock have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof set aside, no dividends (whether cash, stock or other) may be declared or paid or set aside for payment, nor shall any other distributions be made on the common stock or any other security of the Corporation ranking junior to or on a parity with the 7.55% Preferred Stock as to payment of dividend or distributions of assets upon the Corporation's liquidation, dissolution or winding up, nor shall any common stock or any other stock of the Corporation ranking junior to or on a parity with the 7.55% Preferred Stock as to payment of dividend or distribution of assets upon the Corporation's liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to, or made available for, a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the 7.55% Preferred Stock as to payment of dividend and distribution of assets upon Corporation's liquidation, dissolution or winding up).

    4. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the 7.55% Preferred Stock at the time outstanding will be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the 7.55% Preferred Stock as to distribution of assets upon the Corporation's liquidation, dissolution or winding up, liquidating distributions in the amount of $250 per share plus all accrued and unpaid dividends (whether or not earned or declared) from the immediately preceding dividend payment date to the date of final distribution (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for prior dividend periods shall be paid at liquidation).

            If, upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of shares of 7.55% Preferred Stock or any stock ranking equally with the 7.55% Preferred Stock as to distribution of assets upon liquidation shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

            Neither a consolidation nor merger of the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of its assets, will be deemed to be a liquidation, dissolution or winding up under the above liquidation provisions.

    5. Redemption. The 7.55% Preferred Stock will not be redeemable prior to October 8, 2008. The 7.55% Preferred Stock will be redeemable, at the option of the Corporation, in whole or in part from time to time on or after October 8, 2008, upon not less than 30 nor more than 60 days' notice, at $250 per share, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for prior dividend periods shall be paid at redemption). If fewer than all of the outstanding shares of 7.55% Preferred Stock is to be redeemed, the number of shares to be redeemed shall be determined by the Board, and such shares shall be redeemed pro rata, by lot or by any other method which may be determined by the Board to be equitable. For any shares to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for prior dividend periods shall be redeemed at redemption), will cease as of the redemption date.

            In the event the Corporation shall redeem shares of the 7.55% Preferred Stock, notice of such redemption shall be sent by first class mail (postage prepaid), overnight mail (expenses prepaid) or facsimile not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of the 7.55% Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Any notice which is sent in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, and failure duly to give such notice, or any defect in such notice, to any holder of shares of the 7.55% Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the 7.55% Preferred Stock.

            If notice pursuant to the second paragraph of this Section 5 shall have been duly given, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holder of the share called for redemption so as to be and continue to be available therefore, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding for any purpose (including Section 6 below) on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

            If notice pursuant to the second paragraph of this Section 5 shall have been duly given, or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the redemption date specified therein all funds necessary for such redemption shall have been deposited by the Corporation with such bank or trust company in trust for the pro rata benefit of the holder of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall no longer be deemed outstanding for any purpose (including Section 6 below) and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive from such bank or trust company the amount payable on redemption thereof, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital and surplus aggregating at least $50,000,000 according to its last published statement of condition and shall be identified in the notice of redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time.

            If any dividends on the 7.55% Preferred Stock have been declared but are unpaid, until all such dividends have been paid or set apart for payment, the Corporation will not redeem any 7.55% Preferred Stock unless all outstanding 7.55% Preferred Stock are simultaneously redeemed and shall not purchase or otherwise acquire any 7.55% Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of 7.55% Preferred Stock by the Corporation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of 7.55% Preferred Stock.

            The 7.55% Preferred Stock will not be entitled to the benefits of any sinking fund.

            Shares of the 7.55% Preferred Stock reacquired by the Corporation (or any successor entity) upon redemption or otherwise will have the status of authorized but unissued shares of preferred stock of the Corporation, undesignated as to series, and may, with any and all other authorized but unissued shares of preferred stock of the Corporation, be designated and issued as part of any series of preferred stock of the Corporation.

    6. Voting Rights. Holders of the 7.55% Preferred Stock have no voting rights except as set forth below or as otherwise provided by law. In the event that any six quarterly dividends (whether or not consecutive and whether or not earned or declared) have not been paid in full on the 7.55% Preferred Stock, the holders of the 7.55% Preferred Stock will have the right, voting separately as a class with holders of shares of any one or more other series of preferred stock ranking on a parity with the 7.55% Preferred Stock, either as to payment of dividends or the distribution of assets upon the Corporation's liquidation, dissolution or winding up, and upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect two members of the Board (the "Preferred Directors") and the size of the Board will be increased accordingly to effect such election. The right of such holders of such shares of the 7.55% Preferred Stock to elect (together with the holders of shares of any one or more other series of preferred stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) members of the Board will continue until such time as full dividends on the 7.55% Preferred Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of preferred stock, including the 7.55% Preferred Stock, to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately.

            Holders of 7.55% Preferred Stock, together with holders of such other preferred stock entitled to elect Preferred Directors, voting together as a class, may remove and replace either of the directors they elected. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office.

            Without the vote, whether voting in person or by proxy, or consent of the holders of at least two-thirds of the outstanding shares of the 7.55% Preferred Stock, the Corporation may not: (i) create or issue any class of stock ranking prior to the 7.55% Preferred Stock as to the payment of dividends or the distribution of assets upon the Corporation's liquidation, dissolution or winding up or (ii) adopt, whether by merger, consolidation or otherwise, any amendment to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), which adversely alters the preferences, powers or special rights of the 7.55% Preferred Stock.

            On any item in which the holders of 7.55% Preferred Stock are entitled to vote, such holders will be entitled to one vote for each share of 7.55% Preferred Stock held.

    7. Conversion. The holders of the 7.55% Preferred Stock will not have any rights to convert shares of the 7.55% Preferred Stock into shares of any other class or series of capital stock (or any other security) of the Corporation.

  B. Depositary Shares and Depositary. The 7.55% Preferred Stock shall initially be represented by depositary shares (the "Depositary Shares"), as evidenced by depositary receipts, each Depositary Share representing ownership of one-tenth of a share of 7.55% Preferred Stock. The shares of 7.55% Preferred Stock represented by the Depositary Shares will initially be deposited with Wells Fargo Bank Minnesota, National Association, as depositary (the "Depositary"), under a Deposit Agreement (the "Deposit Agreement") among the Corporation, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the one-tenth of a share of the 7.55% Preferred Stock represented by the Depositary Share, to all the rights and preferences of the 7.55% Preferred Stock represented by the Depositary Share (including dividend, voting, redemption and liquidation rights). Since each share of 7.55% Preferred Stock is entitled to one vote on matters on which the 7.55% Preferred Stock is entitled to vote, each Depositary Share will, in effect, be entitled to one-tenth of a vote, rather than one full vote, per Depositary Share.

          Wells Fargo Bank Minnesota, National Association, is the transfer agent, registrar and depositary for the Depositary Shares and the 7.55% Preferred Stock.

  C. Notices. All notices or communications, unless otherwise specified in the By-Laws, the Certificate of Incorporation, or otherwise in these resolutions, shall be sufficiently given if in writing and delivered in person or sent by first-class mail (postage prepaid), facsimile, or overnight delivery service. Notice shall be deemed given on the earlier of the date received or the date such notice is sent.

  D. Miscellaneous. The Board may interpret the provisions hereof to resolve any inconsistency or ambiguity that may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board may, in appropriate circumstances, authorize the filing of a certificate of correction pursuant to Delaware law.

  E. Captions. The captions and headings set forth in these resolutions are for convenience or reference only and are not a part of, nor shall they affect the interpretation or construction of, these resolutions.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by David J. Kvapil, Executive Vice President and Chief Financial Officer, and attested by Dennis K. Morgan, Executive Vice President—Administration, General Counsel and Secretary, this    day of October, 2003.

SOUTHERN UNION COMPANY
	By:	Name: David J. Kvapil Title: Executive Vice President and Chief Financial Officer
Attested to:
By:
Name:	Dennis K. Morgan
Title:	Executive Vice President—Administration, General Counsel and Secretary

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SOUTHERN UNION COMPANY [FORM OF] CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS